Exhibit 99.1

McDermott Appoints William H. Schumann III to its Board of Directors

HOUSTON--(BUSINESS WIRE)--September 25, 2012--McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") announced today that William H. Schumann, III has been appointed to its Board of Directors, effective September 24, 2012. Mr. Schumann will also serve on the Company’s Audit and Governance Committees.

Mr. Schumann retired from FMC Technologies, Inc., a leading provider of subsea technology solutions to the energy industry and products for other industrial markets, in August 2012, following over 30 years of service. During his distinguished career with FMC, Mr. Schumann held positions of increasing responsibility, including serving over 10 years as Chief Financial Officer.

Mr. Schumann, age 62, graduated from The University of California, Los Angeles with a Bachelor of Science degree in engineering and from the University of Southern California with a Master of Science degree in management science. He also serves on the boards of directors of Avnet, Inc. (NYSE: AVT), an industrial distributor of electronic components and products, and AMCOL International Corporation (NYSE: ACO), an international producer and marketer of value-added, specialty mineral and related products.

"We are pleased to welcome Bill to McDermott's Board of Directors," said Stephen M. Johnson, Chairman of the Board, President and Chief Executive Officer of McDermott. "His operational and financial experience in the global energy industry will be an asset, particularly as we increase our emphasis in the worldwide subsea industry. The Board looks forward to working with Bill and to his many contributions."

In addition, the Company announced today that it has accepted the resignation of Thomas C. Schievelbein from McDermott’s Board of Directors. Mr. Schievelbein resigned from his Directorship due to increased demands on his time as a result of his recent appointment as chairman of the board, president and chief executive officer of The Brink’s Company. Ms. Mary Shafer-Malicki, a McDermott director since 2011, will replace Mr. Schievelbein as Chair of the Company’s Compensation Committee.

“We greatly appreciate Tom’s many contributions to McDermott’s Board over the last 8 years and for serving as Chairman of the Compensation Committee for the past 4 years. We wish him all the best during his tenure leading The Brink’s Company,” continued Mr. Johnson. “The Board of Directors is very pleased to appoint Ms. Shafer-Malicki as Chairwoman of the Compensation Committee. She has served well on that committee since being appointed to our Board, and we look forward to her leadership of it.”

About the Company

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, the Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national and major energy companies. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, the Company’s integrated resources include approximately 13,500 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923. To learn more, please visit McDermott’s website on the internet at www.mcdermott.com.

CONTACT:
McDermott International, Inc.
Investors, Analysts and Financial Media:
Jay Roueche, (281) 870-5462
Vice President
jroueche@mcdermott.com
or
Trade and General Media:
Louise Denly, (281) 870-5025
Director, Corporate Communications
ldenly@mcdermott.com